Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Nicole Ulmer

Corporate and Investor Relations Officer

717.803.8895

IR@linkbancorp.com

LINKBANCORP, Inc. Announces Second Quarter 2022

Financial Results

August 1, 2022 – HARRISBURG, PA -- LINKBANCORP, Inc. (OTC Pink: LNKB) (the “Company”), the parent company of The Gratz Bank, including its LINKBANK division (the “Bank”) reported net income of $1.606 million, or $0.16 per diluted share, for the quarter ended June 30, 2022.

Second Quarter Highlights

•
Net loans, exclusive of SBA PPP loans, grew $61.5 million during the second quarter, representing a 34% annualized growth rate
•
Noninterest bearing deposits grew $19.1 million since March 31, 2022 or 46% annualized
•
Net interest income increased to $7.85 million, an increase of $376 thousand over the linked quarter, including the impact of additional interest expense for subordinated notes issued April 8, 2022

Andrew Samuel, Chief Executive Officer, commented, “Every region of the Bank contributed to the tremendous growth in both quality commercial loans and low-cost deposits this quarter, including our new team members in the Delaware Valley Region. This is an incredible accomplishment by our teams and confirms the quality of talent we have been able to attract.” He continued, “With this momentum, we look forward to a strong second half of 2022 as we continue to welcome new clients and expand our impact in the communities we serve.”

Total assets were $1.060 billion at June 30, 2022 compared to $1.036 billion at March 31, 2022 and $932.8 million at December 31, 2021. Deposits and net loans as of June 30, 2022 totaled $902.4 million and $786.5 million, respectively, compared to deposits and net loans of $862.2 million and $727.6 million, respectively, at March 31, 2022 and $771.7 million and $711.7 million, respectively, at December 31, 2021. The loan growth from March 31, 2022 includes $61.5 million in primarily commercial organic loan growth including the impact of forgiven loans under the U.S. Small Business Administration (SBA) Paycheck Protection Program (PPP), which declined $8.1 million to $2.5 million at June 30, 2022. The $40.2 million increase in deposits from March 31, 2022 included a $19.1 million increase in noninterest bearing demand accounts, reflecting a continuing focus on growing low-cost transaction accounts.

As of June 30, 2022, the Company’s non-performing assets were $1.5 million, representing 0.14% of total assets. Non-performing assets at June 30, 2022 excluded purchased credit impaired loans with a balance of $6.5 million. The allowance for loan losses measured 0.49% of total loans, or approximately 0.89% of the non-purchased portfolio, at June 30, 2022. The total reserve when including the allowance for loan losses and the credit fair value adjustment made to loans acquired in the GNB Financial merger totaled $10.0 million or approximately 1.26% of the combined portfolio at June 30, 2022.

Net interest income before the provision for loan losses for the second quarter of 2022 increased to $7.9 million compared to $7.5 million in the first quarter of 2022 primarily as a result of average loan growth and the impact of recent interest rate increases, offset by the additional interest expense of subordinated notes issued early in the quarter. Net interest income does not include recognition of any fees from SBA PPP loans, which were included in purchase accounting adjustments in connection with the GNB Financial merger. Net interest margin remained relatively steady at 3.38% for the second quarter of 2022 as compared to 3.40% for the first quarter of 2022 and is anticipated to experience modest expansion in the current rising interest rate environment given the Company’s asset-sensitive balance sheet.

Noninterest income experienced a slight decrease from $711 thousand in the first quarter of 2022 to $696 thousand in the second quarter of 2022, and noninterest expense for the second quarter of 2022 was generally stable at $6.2 million, compared to $6.1 million for the first quarter of 2022.

Shareholders’ equity decreased from $106.3 million at March 31, 2022 to $104.8 million at June 30, 2022 due to a $2.6 million increase in accumulated other comprehensive (loss) income as a result of an increased unrealized losses on available-for-sale securities due to the increase in market interest rates. The unrealized loss was partially offset by net income less dividends declared.

The Bank’s regulatory capital ratios were further strengthened during the quarter, reflecting the additional $15 million in capital contributed to the Bank following completion of the Company’s $20.0 million private placement of Fixed-to-Floating Rate Subordinated Notes due 2032 on April 8, 2022.

ABOUT LINKBANCORP, Inc.

LINKBANCORP, Inc. was formed in 2018 with a mission to positively impact lives through community banking. Its subsidiary bank, The Gratz Bank, is a Pennsylvania state-chartered bank serving individuals, families, nonprofits and business clients throughout Central and Southeastern Pennsylvania through 10 client solutions centers of The Gratz Bank and LINKBANK, a division of The Gratz Bank. LINKBANCORP, Inc. common stock is traded over the counter (OTC Pink) under the symbol “LNKB”. For further company information, visit ir.linkbancorp.com.

Forward Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of current or historical fact and involve substantial risks and uncertainties. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "plans," "projects," "may," "will," "should," and other similar expressions can be used to identify forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. Among the risks and uncertainties that could cause actual results to differ from those described in the forward-looking statements include, but are not limited to the following: costs or difficulties associated with newly developed or acquired operations; changes in general economic trends, including inflation and changes in interest rates; increased competition; changes in consumer demand for financial services; our ability to control costs and expenses; adverse developments in borrower industries and, in particular, declines in real estate values; changes in and compliance with federal and state laws that regulate our business and capital levels; our ability to raise capital as needed; and the effects of the COVID-19 pandemic and actions taken by governments, businesses and individuals in response. The Company does not undertake, and specifically disclaims, any obligation to publicly revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements, except as required by law. Accordingly, you should not place undue reliance on forward-looking statements.

LINKBANCORP, Inc. and Subsidiary
Consolidated Balance Sheet (Unaudited)

	June 30, 2022	March 31, 2022	December 31, 2021	June 30, 2021
(In Thousands, except share and per share data)
ASSETS
Noninterest-bearing cash equivalents	$7,563	$6,425	$8,620	$6,079
Interest-bearing deposits with other institutions	55,433	102,704	13,970	18,913
Cash and cash equivalents	62,996	109,129	22,590	24,992
Certificates of deposit with other banks	11,088	12,828	12,828	14,570
Securities available for sale, at fair value	85,756	93,202	103,783	126,410
Securities held to maturity	28,816	5,000	—	—
Loans held for sale	—	4,074	3,860	—
Loans receivable, net of allowance for loan losses of $3,890 at June 30, 2022, $3,443 at March 31, 2022, $3,152 at December 31, 2021, and $2,878 at June 30, 2021	786,516	727,618	711,664	246,185
Investments in restricted bank stock	2,567	3,612	2,685	2,569
Premises and equipment, net	7,915	5,253	5,289	3,212
Right-of-Use Asset – Premises	4,513	4,605	4,680	342
Bank-owned life insurance	19,012	18,898	18,787	8,846
Goodwill and other intangible assets	37,020	37,085	37,152	2,482
Deferred tax asset	5,777	5,092	4,038	160
Accrued interest receivable and other assets	7,909	9,280	5,407	2,402
TOTAL ASSETS	$1,059,885	$1,035,676	$932,763	$432,170
LIABILITIES
Deposits:
Demand, noninterest bearing	$184,345	$165,228	$129,243	$74,664
Interest bearing	718,028	696,942	642,422	301,636
Total deposits	902,373	862,170	771,665	376,300
Other Borrowings	1,639	36,117	19,814	282
Subordinated Debt	40,585	20,653	20,696	—
Operating Lease Liabilities	4,513	4,606	4,680	342
Accrued interest payable and other liabilities	6,004	5,790	6,285	3,170
TOTAL LIABILITIES	955,114	929,336	823,140	380,094
SHAREHOLDERS’ EQUITY
Preferred stock	—	—	—	—
Common stock	101	99	99	57
Surplus	83,068	82,930	82,910	21,604
Retained earnings	26,491	25,623	24,836	27,823
Accumulated other comprehensive (loss) income	(4,889)	(2,312)	1,778	2,780
Treasury stock	—	—	—	(188)
TOTAL SHAREHOLDERS’ EQUITY	104,771	106,340	109,623	52,076
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,059,885	$1,035,676	$932,763	$432,170

LINKBANCORP, Inc. and Subsidiary
Consolidated Statements of Operations (Unaudited)

	Three Months Ended			Six Months Ended
	6/30/2022	3/31/2022	6/30/2021	6/30/2022	6/30/2021
(In Thousands, except share and per share data)
INTEREST AND DIVIDEND INCOME
Loans receivable, including fees	$8,114	$7,763	$2,695	$15,877	$5,371
Other	981	619	638	1,600	1,286
Total interest and dividend income	9,095	8,382	3,333	17,477	6,657
INTEREST EXPENSE
Deposits	818	665	462	1,483	966
Other Borrowings	2	33	4	35	11
Subordinated Debt	422	207	—	629	—
Total interest expense	1,242	905	466	2,147	977
NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES	7,853	7,477	2,867	15,330	5,680
Provision for loan losses	395	280	44	675	91
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	7,458	7,197	2,823	14,655	5,589
NONINTEREST INCOME
Service charges on deposit accounts	218	210	147	428	341
Bank-owned life insurance	114	110	50	224	95
Net realized gains on the sales of debt securities, available for sale	0	13	—	13	—
Gain on sale of loans	153	180	81	333	271
Other	211	198	366	409	507
Total noninterest income	696	711	644	1,407	1,214
NONINTEREST EXPENSE
Salaries and employee benefits	3,722	3,656	1,143	7,378	2,246
Occupancy	433	473	113	906	275
Equipment and data processing	595	597	230	1,192	468
Professional fees	307	228	(21)	535	250
FDIC insurance	138	204	29	342	59
Bank Shares Tax	201	183	86	384	173
Other	846	757	512	1,603	659
Total noninterest expense	6,242	6,098	2,092	12,340	4,130
Income before income tax expense	1,912	1,810	1,375	3,722	2,673
Income tax expense	306	286	202	592	375
NET INCOME	$1,606	$1,524	$1,173	$3,130	$2,298

EARNINGS PER SHARE, BASIC	$0.16	$0.16	$0.21	$0.32	$0.40
EARNINGS PER SHARE, DILUTED	$0.16	$0.15	$0.21	$0.31	$0.40
WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING,
BASIC	9,836,984	9,826,435	5,691,686	9,831,739	5,691,686
DILUTED	9,913,477	10,053,684	5,691,686	9,983,742	5,691,686

LINKBANCORP, Inc. and Subsidiary
Financial Highlights (Unaudited)

	For the Three Months Ended		For the Six Months Ended
('Dollars In Thousands)	6/30/2022	3/31/2022	6/30/2022
Operating Highlights
Net Income	$1,606	$1,524	$3,130
Net Interest Income	7,853	7,477	15,330
Provision for Loan Losses	395	280	675
Non-Interest Income	696	711	1,407
Non-Interest Expense	6,242	6,098	12,340

Selected Ratios
Net Interest Margin	3.38%	3.40%	3.39%
Annualized Return on Assets	0.63%	0.63%	0.63%
Annualized Return on Equity	6.13%	5.72%	5.91%

	6/30/2022	3/31/2022	12/31/2021
Financial Condition Data
Total Assets	$1,059,885	$1,035,676	$932,763
Loans Held for Investment, Net	786,516	727,618	711,664

Noninterest-bearing Deposits	184,345	165,228	129,243
Interst-bearing Deposits	718,028	696,942	642,422
Total Deposits	902,373	862,170	771,665

Capital Ratios (Bank-Level)
Total Capital Ratio	12.42%	11.14%	11.50%
Tier 1 Capital Ratio	11.94%	10.67%	11.02%
Common Equity Tier 1 Capital Ratio	11.94%	10.67%	11.02%
Leverage Ratio	10.10%	8.71%	8.85%

Asset Quality Data
Non-performing Assets	$1,494	$1,246	$1,410
Non-performing Assets to Total Assets	0.14%	0.12%	0.15%
Non-performing Loans to Total Loans	0.19%	0.17%	0.20%
Allowance for Loan Losses ("AFLL")	$3,890	$3,443	$3,152
AFLL to Total Loans	0.49%	0.47%	0.44%
AFLL to Nonperforming Assets	260.37%	276.32%	223.55%

Due to the merger of LINKBANCORP, Inc. and GNB Financial Services, Inc. effective September 18, 2021, all periods prior to such date represent the results of GNB Financial Services, Inc. as the accounting acquirer in the merger.